UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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AMPCO PITTSBURGH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 22, 2003

TO THE SHAREHOLDERS OF

AMPCO-PITTSBURGH CORPORATION

Notice is hereby given that the Annual Meeting of the Shareholders of Ampco-Pittsburgh Corporation will be held in The Conference Room, 33rd Floor, 600 Grant Street, Pittsburgh, Pennsylvania, on Tuesday, April 22, 2003 at 10:00 a.m., for the following purposes:

1. To	elect a class of three Directors for a term that expires in 2006.

2. To	transact such other business as may properly come before the meeting and any adjournment thereof.

Shareholders of record on March 4, 2003 are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Rose Hoover,
Vice President and Secretary

Pittsburgh, Pennsylvania

March 13, 2003

All shareholders are cordially invited to attend the meeting in person. Your vote is important and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card.

PROXY STATEMENT

March 13, 2003

Annual Meeting of Shareholders April 22, 2003

SOLICITATION OF PROXIES

This Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION (the “Corporation”) to be held on April 22, 2003. The first mailing of the proxy material to the shareholders is expected to be made on March 13, 2003.

The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by Directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies and will pay Mellon Investor Services, 44 Wall Street, New York, New York a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses, for aid in the solicitation of proxies.

Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation or until a duly executed proxy bearing a later date is presented.

VOTING SECURITIES AND RECORD DATE

Only holders of record of Common Stock of the Corporation at the close of business on March 4, 2003, will be entitled to vote at the meeting. On that date, there were 9,632,497 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of Directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of Directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote.

REQUIRED VOTE

Under Pennsylvania law and the Corporation’s by-laws, the presence of a quorum is required to transact business at the 2003 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. Abstentions, votes withheld from director nominees, and broker-dealer non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted for purposes of determining a quorum, but will have no effect on matters to be voted on. Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes will be elected directors and the affirmative vote of a majority of the votes cast at the meeting is necessary to approve any other proposal.

ELECTION OF DIRECTORS

A class of three Directors will be elected for a term of three years to fill the class of Directors whose term expires in 2003. All nominees for election to the Board of Directors are currently Directors. The nominees were recommended by the Nominating Committee and nominated by the Board of Directors at its February 20, 2003 meeting and are willing to serve as Directors if elected. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

Under the Corporation’s By-laws, a shareholder may make nominations for Directors, but only in the period that is not less than sixty (60) or more than ninety (90) days in advance of the anniversary date of the previous year’s annual meeting.

Proxies in the enclosed form will be voted, unless otherwise directed, for the following nominees:

Nominees for Directors for a Term of Office Expiring in 2006:

WILLIAM D. EBERLE (age 79, Director since 1982). He is a private investor and consultant and is Chairman of Manchester Associates, Ltd. He is also a director of Mitchell Energy & Development Co., America Service Group, and Konover Property Trust.

PAUL A. GOULD (age 57, Director since 2002). He has been for more than five years managing director of Allen & Co., Inc., an investment banking company. He is also a director of Liberty Media Corporation and On-command Corporation.

ROBERT A. PAUL (age 65, Director since 1970). He has been President and Chief Executive Officer of the Corporation for more than five years. He is also the President and a director of The Louis Berkman Investment Company and a director of National City Corporation.

Directors Whose Term of Office Expires in 2005:

LOUIS BERKMAN (age 94, Director since 1960). He has been Chairman of the Board and Chairman of the Executive Committee of the Corporation for more than five years. He is also Chairman and a director of The Louis Berkman Investment Company (steel products, fabricated metal products, building and industrial supplies).

STEPHEN E. PAUL (age 35, Director since 2002). He is a managing principal of Laurel Crown Capital, a private investment company since 2002. From 2001 to 2002 he was a Vice President of The Louis Berkman Company. From 1998 to 2001 he was Vice President of Business Development for eToys, Inc.

CARL H. PFORZHEIMER, III (age 66, Director since 1982). For more than five years he has been Managing Partner of Carl H. Pforzheimer & Co. (member of the New York and American Stock Exchanges).

Directors Whose Term of Office Expires in 2004:

LEONARD M. CARROLL (age 60, Director since 1996). He has been Managing Director of Seneca Capital Management, Inc. (a private investment company) for more than five years.

LAURENCE E. PAUL (age 38, Director since 1998). He is a managing principal of Laurel Crown Capital, a private investment company since 2002. From 2001 to 2002 he was a Vice President of The Louis Berkman Company. From 1995 to February 2001 he served in various capacities, including as a Managing Director, of Donaldson, Lufkin & Jenrette (Investment Banker). The firm was bought by Credit Suisse First Boston in 2000. He is also a director of Biovail Corporation.

ERNEST G. SIDDONS (age 69, Director since 1981). He has been Executive Vice President and Chief Operating Officer of the Corporation for more than five years.

Louis Berkman is the father-in-law of Robert A. Paul and the grandfather of Laurence E. Paul and Stephen E. Paul (sons of Robert A. Paul). There are no other family relationships among the Directors and Officers.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held three meetings in 2002. A fourth meeting scheduled for December 2002 was postponed to January 2003. The Executive Committee of the Board of Directors held one meeting and took action four times by written consent. The Executive Committee is comprised of four Directors: Louis Berkman, Robert A. Paul, Ernest G. Siddons and Leonard M. Carroll. The Salary, Nominating and Stock Option Committees are comprised of William D. Eberle (Chairman), Leonard M. Carroll and Carl H. Pforzheimer, III. The Salary Committee did not meet in 2002 because the December meeting was postponed until 2003. In 2002 all of the Directors attended more than 75% of the applicable meetings. In 2002, each Director who was not employed by the Corporation received an annual retainer of $6,000 (payable quarterly), $1,000 for each Board meeting attended and $500 for each committee meeting attended. Attendance could be either in person or by telephonic connection. Directors did not receive a fee for either Board or Committee meetings if they did not attend.

The Audit Committee held five meetings in 2002 and is comprised of three Directors: Carl H. Pforzheimer, III (Chairman), William D. Eberle and Leonard M. Carroll. None of the Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation’s accounting and reporting practices, including internal control procedures, and maintains a direct line of communications with the Directors and the independent accountants.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as an appendix to the proxy statement dated March 14, 2001. All members of the Audit Committee are independent as that term is defined by Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards as may be modified or supplemented.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants their independence.

Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Audit Fees

The Audit Committee of the Board of Directors currently approves all fees of the independent accoutants. In order to comply with a new rule issued by the Securities and Exchange Commission, a new policy will be timely adopted by the Audit Committee to address the pre-approval of those fees in the future.

The following fees were billed to the Corporation for the indicated fiscal years ended December 31 by the member firms of Deloitte Touche Tohmatsu and their respective affiliates:

	2002	2001
Audit fees	$205,000	$203,250
Audit related fees (1)	17,225	10,200
Tax fees (2)	100,946	244,862
All other fees (3)	44,700	30,000

Total	$367,871	$488,312

(1)	Includes primarily fees for audits of employee benefit plans.
(2)	Includes fees for review of tax returns and consulting services primarily relating to extraterritorial income, restructuring activities, transfer pricing and value-added tax.
(3)	Includes fees for consulting services related to the employee benefit plans.

The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the principal accountant’s independence.

Carl H. Pforzheimer, III

William D. Eberle

Leonard M. Carroll

SECURITY OWNERSHIP OF CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT INCLUDING NOMINEES

As of March 4, 2003, Louis Berkman owned directly 215,000 shares of the Common Stock of the Corporation and had the right to acquire 120,000 shares pursuant to stock options. As of the same date, The Louis Berkman Investment Company, P.O. Box 576, Steubenville, Ohio, 43952, owned beneficially and of record 2,363,842 shares of the Common Stock of the Corporation. Louis Berkman, an officer and director of The Louis Berkman Investment Company, owns directly 61.51% of its common stock. Robert A. Paul, an officer and director of The Louis Berkman Investment Company, disclaims beneficial ownership of the 38.49% of its common stock owned by his wife. Louis Berkman and Robert A. Paul are trustees of The Louis and Sandra Berkman Foundation and disclaim beneficial ownership of the 1,266 shares of the Corporation’s Common Stock held by such Foundation.

In March, 1998, Gabelli Funds, Inc. and affiliates, Corporate Center, Rye, NY 10580, filed an amendment to its Schedule 13D reporting they owned 1,893,500 shares or 19.77%. In February 2003, Dimensional Fund Advisors Inc., 1299 Ocean Avenue, Santa Monica, CA 90401 filed a 13G disclosing that as of December 31, 2002 it had sole voting and dispositive power of 777,600 shares or 8.07% (all of which shares are held in portfolios of various investment vehicles). In September 2002, Van Den Berg Management, 1301 Capital of Texas Hwy., Austin, TX 78746 filed a 13G disclosing that as of September 2002 it had shared and sole voting and dispositive power of 838,262 or 8.7%.

The following table sets forth as of March 4, 2003 information concerning the beneficial ownership of the Corporation’s Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group:

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Louis Berkman	2,701,108	(1)(2)	28.04
Robert A. Paul	177,922	(2)(3)	1.85
Ernest G. Siddons	81,833	(4)	.85
Robert F. Schultz	30,200	(5)	.31
Terrence W. Kenny	25,000	(6)	.26
Paul A. Gould	3,000		*
Carl H. Pforzheimer, III	2,733	(7)	*
Leonard M. Carroll	1,500		*
Laurence E. Paul	1,000		*
Stephen E. Paul	1,000		*
William D. Eberle	1,000	(8)	*
Directors and Executive Officers as a group (13 persons)	3,045,030	(9)	31.61

(N) Nominee for Director

   * less than .1%

(1)	Includes 215,000 shares owned directly, 120,000 shares which he has the right to acquire within 60 days pursuant to stock options, 2,363,842 shares owned by The Louis Berkman Investment Company and the following shares in which he disclaims beneficial ownership: 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Louis Berkman and Robert A. Paul are Trustees, and 1,000 shares owned by his wife.
(2)	The Louis Berkman Investment Company owns beneficially and of record 2,363,842 shares of the Corporation’s Common Stock. Louis Berkman is an officer and director of The Louis Berkman Investment Company and owns directly 61.51% of its common shares. Robert A. Paul, an officer and director of The Louis Berkman Investment Company, disclaims beneficial ownership of the 38.49% of its common stock owned by his wife. The number of shares shown in the table for Robert A. Paul does not include any shares held by The Louis Berkman Investment Company.
(3)	Includes 42,889 shares owned directly, 120,000 shares which he has the right to acquire within 60 days pursuant to stock options and the following shares in which he disclaims beneficial ownership: 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Robert A. Paul and Louis Berkman are Trustees.

(4)	Includes 1,833 shares owned jointly with his wife and 80,000 shares which he has the right to acquire within 60 days pursuant to stock options.

(5)	Includes 200 shares owned jointly with his wife and 30,000 shares he has the right to acquire within 60 days pursuant to stock options.

(6)	Shares which he has the right to acquire within 60 days pursuant to stock options.

(7)	Includes 1,000 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(8)	Includes 395,000 shares which certain officers have the right to acquire within 60 days pursuant to stock options and excludes double counting of shares deemed to be beneficially owned by more than one Director.

Unless otherwise indicated the individuals named have sole investment and voting power.

EXECUTIVE COMPENSATION

The following table sets forth certain information as to the total remuneration received for the past three years by the five most highly compensated executive officers of the Corporation, including the Chief Executive Officer (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Annual Compensation
(a)	(b)	(c)	(d)	(e)		(g)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)		Securities Underlying Options (#)(2)
Robert A. Paul	2002	400,000	60,000	3,333
President and Chief	2001	400,000	0	822
Executive Officer	2000	375,000	63,750	1,584		60,000

Louis Berkman	2002	300,000	0	739
Chairman of the Board and	2001	400,000	0	1,645
Executive Committee	2000	375,000	63,750	978		60,000

Ernest G. Siddons	2002	370,000	55,500	1,582
Executive Vice President	2001	360,000	0	2,131
and Chief Operating Officer	2000	336,000	57,120	1,336		50,000

Terrence W. Kenny	2002	146,000	36,500	1,183
Group Vice	2001	140,000	38,500	134
President	2000	120,000	30,000	282		12,500

Robert F. Schultz	2002	158,000	15,000	26,777	(3)
Vice President	2001	153,000	0	21,190	(3)
Industrial Relations	2000	147,000	18,000	23,767	(3)	10,000
and Senior Counsel

(1)	Unless otherwise noted, amount represents reimbursements of taxes in connection with a medical reimbursement plan.
(2)	Options granted in April 2000 and exercisable in June 2000.
(3)	Mr. Schultz was the only individual in the compensation table whose total value of personal benefits exceeded the reporting threshold. Of the total value reported for 2002, 2001 and 2000, the value attributable to the personal use of a company provided vehicle was $8,554, $8,098 and $7,177 respectively.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) Exercisable/Unexercisable
Robert A. Paul	0	0	120,000/0	210,450/0
Louis Berkman	0	0	120,000/0	210,450/0
Ernest G. Siddons	20,000	42,019	80,000/0	132,175/0
Robert F. Schultz	0	0	30,000/0	56,675/0
Terrence W. Kenny	0	0	25,000/0	43,844/0

Stock Option Plan

The Corporation’s 1997 Stock Option Plan, as amended, permits the grant of options exercisable for shares of Common Stock to corporate officers and other key employees of the Corporation and its subsidiaries upon such terms, including exercise price and conditions and timing of exercise, as may be determined by the Stock Option Committee. The Stock Option Plan authorizes the grants of awards up to a maximum of 600,000 shares of the Corporation’s Common Stock, however, the maximum number of Shares with respect to which stock options may be granted to any one Participant in any fiscal year may not exceed 150,000. In 2002, no options were granted.

Pension Benefits

The Corporation has a tax qualified retirement plan (the “Plan”) applicable to the Executive Officers, to which the Corporation makes annual contributions, as required, in amounts determined by the Plan’s actuaries. The Plan does not have an offset for Social Security and is fully paid for by the Corporation. Under the Plan, employees become fully vested after five years of participation and normal retirement age under the Plan is age 65 but actuarially reduced benefits may be available as early as age 55. The primary benefit formula is 1.1% of the highest consecutive five year average earnings in the final ten years, times years of service. Federal law requires that 5% owners start receiving a pension no later than April 1 following the calendar year in which the age 70 1/2 is reached. Louis Berkman is currently receiving $6,622 a month pursuant to the Plan. As an active employee, Mr. Berkman continues to receive credit for additional service rendered after age 70 1/2.

The Corporation adopted a Supplemental Executive Retirement Plan (SERP) in 1988, amended and restated in 1996, for certain officers and key employees, covering retirement after completion of ten years of service and attainment of age 55. All officers listed in the compensation table are Participants in the SERP, except Louis Berkman. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five year average earnings in the final ten years of service. The participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant, who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below under Termination of Employment and Change of Control Arrangement.

The following shows the estimated annual pension under the Plan and SERP, if applicable, that would be payable, without offset, to the individuals named in the compensation table assuming continued employment to retirement at age 65 or older and assuming the total salary and bonus stated in the table for 2002 is the final five year average.

Louis Berkman	(1)
Robert A. Paul	$230,000
Ernest G. Siddons	$212,750
Terrence W. Kenny	$91,250
Robert F. Schultz	$86,500

(1)	Mr. Berkman is currently receiving a pension pursuant to the Plan as described above.

Termination of Employment and Change of Control Arrangements

Mr. Berkman, Mr. Paul and Mr. Siddons have two year contracts (which automatically renew for one year periods unless the Corporation chooses not to extend) providing for compensation equal to five times their annual compensation (with a provision to gross up to cover the cost of any federal excise tax on the benefits) in the event their employment is terminated (including a voluntary departure for good cause) and the right to equivalent office space and secretarial help for a period of one year after a change in control. Mr. Schultz, Mr. Kenny, the two remaining Vice Presidents and a certain key employee have two year contracts providing for three times their annual compensation in the event their employment is terminated after a change in control (including a voluntary departure for good cause). All of the contracts provide for the continuation of employee benefits, for three years for the three senior executives and two years for the others, and the right to purchase the leased car used by the covered individual at the Corporation’s then book value. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP if applicable.

Salary Committee Interlocks and Insider Participation in Compensation Decisions

A Salary Committee is appointed each year by the Board of Directors. The Salary Committee for the year 2002 was comprised of three Directors: William D. Eberle (Chairman), Leonard M. Carroll and Carl H. Pforzheimer, III. None of the Committee members is now, or ever has been, an officer or employee of the Corporation.

Salary Committee Report on Executive Compensation

The Salary Committee approves salaries for executive officers within a range from $150,000 up to $200,000 and increases in the salary of any executive officers which would result in such officer earning a salary within such range. Salaries of $200,000 per year and above must be approved by the Board of Directors after a recommendation by the Salary Committee. Salaries for executive officers below the level of $150,000 are set by the Chairman, President and Executive Vice President of the Corporation.

The compensation for the Chief Executive Officer of the Corporation, as well as the other applicable executive officers, is typically based on an analysis conducted by the Salary Committee. The Committee does not specifically link remuneration solely to quantitative measures of performance because of the cyclical nature of the industries and markets served by the Corporation. In setting compensation, the Committee also considers various qualitative factors, including competitive compensation arrangements of other companies within relevant industries, individual contributions, leadership ability and an executive officer’s overall performance. In this way, it is believed that the Corporation will attract and retain quality management, thereby benefiting the long-term interest of shareholders.

In establishing the compensation reported in the table for the last completed fiscal year, the Committee conducted its analysis as described above and considered the weak results of the Corporation. Notwithstanding the belief that the results were reflective of the depressed economy and the down cycle of industries served, the salary of the Chief Executive Officer was not increased, the salary of the Chairman of the Board was reduced and the Chief Operating Officer was granted a modest increase. In addition, the Chairman of the Board elected not to participate in the 2002 and future incentive bonus plans.

The incentive bonus program for 2002 previously approved by the Salary Committee covered Robert A. Paul and Ernest G. Siddons. Incentive payments were to be determined, based on the Corporation’s 2002 income from operations performance as compared to the Corporation’s business plan. These payments were to be limited to 35% of base salary of participants. In 2002. Mr. Paul earned $60,000 and Mr. Siddons earned $55,500.

This report of the Salary Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this report and the information contained herein by reference, and shall not otherwise be deemed filed under such Acts.

William D. Eberle, Chairman

Leonard M. Carroll

Carl H. Pforzheimer, III

Comparative Five-Year Total Returns*

Ampco-Pittsburgh Corporation, Standard & Poors 500 and Value Line Steel (Integrated) Index

(Performance results through 12/31/02)

Assumes $100 invested at the close of trading on the last trading day preceding January 1, 1998 in Ampco-Pittsburgh common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

In the above graph, the Corporation has used Value Line’s Steel (Integrated) Industry for its peer comparison. The diversity of products produced by subsidiaries of the Corporation made it difficult to match to any one product-based peer group. The Steel Industry was chosen because it is impacted by some of the same end markets that the Corporation ultimately serves, such as the automotive, appliance and construction industries.

Historical stock price performance shown on the above graph is not necessarily indicative of future price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2002, the Corporation bought industrial supplies from The Louis Berkman Company in transactions in the ordinary course of business amounting to approximately $1,853,000. Additionally, The Louis Berkman Company paid the Corporation $235,000 for certain administrative services. Louis Berkman was an officer, director and shareholder, Robert A. Paul was an officer and director, and Laurence E. Paul and Stephen E. Paul were officers, of that Company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will take place in 2003.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

On February 20, 2003, the Board of Directors, upon recommendation of the Audit Committee, selected Deloitte & Touche LLP (“D&T”) as the independent accountants for the year 2003.

Representatives of D&T will be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2004

Any shareholder who wishes to place a proposal before the next Annual Meeting of Shareholders must submit the proposal to the Corporation’s Secretary, at its executive offices, not less than 120 calendar days in advance of the anniversary date of the release of this proxy statement to have it considered for inclusion in the proxy statement for the Annual Meeting in 2004.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for action at the Annual Meeting. Should any other matter come before the meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

—PROXY—	—PROXY—

[LOGO OF AMPCO PITTSBURGH]

600 Grand St., Suite 4600, Pittsburgh, Pennsylvania 15219

This Proxy is Solicited on Behalf of the Board of Directors

THE UNDERSIGNED hereby appoints Louis Berkman, Robert A. Paul and Ernest G. Siddons as proxies with full power of substitution, to vote as specified on the reverse side the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held in The Conference Room, 33rd Floor, 600 Grant Street, Pittsburgh, PA, on Tuesday, April 22, 2003, at 10:00 a.m., and any adjournments thereof and to vote in their discretion on such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY).

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

☐    Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1.    ELECTION OF DIRECTORS.

☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below the names of the nominees for Directors.)

The election of 01 William D. Eberle, 02 Paul A. Gould and 03 Robert A. Paul for a term expiring in 2006.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

PLEASE DO NOT FOLD, STAPLE OR DAMAGE.

Dated:                                                   , 2003

Signature

Signature if held jointly

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officer signing for a corporation should give full title. For joint accounts each owner must sign.